Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2016 Results

Third Quarter Key Metrics

•	Reported revenue was flat at $2.7 billion, with organic revenue growth of 4%

•	Operating margin increased 30 basis points to 15.4%, and operating margin, adjusted for certain items, increased 10 basis points to 18.0%

•	EPS increased 10% to $1.14, and EPS, adjusted for certain items, increased 4% to $1.29

•	For the first nine months of 2016, cash flow from operations increased 14% to $1,475 million, and free cash flow increased 24% to $1,322 million

Third Quarter Highlights

•	Repurchased 2.7 million Class A Ordinary Shares for approximately $300 million

•
Subsequent to the close of the quarter, the Company announced its acquisition of Stroz Friedberg, strengthening Aon Risk Solutions' ability to serve clients as the global leader in cyber risk mitigation

LONDON - October 28, 2016 - Aon plc (NYSE: AON) today reported results for the three and nine months ended September 30, 2016.

Net income attributable to Aon shareholders was $307 million, or $1.14 per share, compared to $295 million, or $1.04 per share, for the prior year quarter. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 4% to $1.29, compared to $1.24 in the prior year quarter. If the Company were to hold foreign currency exchange rates constant, translating prior year quarter results at current quarter foreign exchange rates (“foreign currency translation”), there would be a $0.02 per share favorable impact on GAAP net income from continuing operations and a $0.01 per share favorable impact on adjusted net income from continuing operations. Certain items that impacted third quarter results and comparisons with the prior year quarter are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

“Overall, our performance reflects solid organic revenue growth across both Risk and HR Solutions, effective capital management, and strong double-digit growth in free cash flow,” said Greg Case, President and Chief Executive Officer. “Looking forward, we expect a strong finish to the year as we head into our seasonally strongest quarter, resulting in improved operating performance for the full year. Our industry-leading platform and significant level of strategic investments continue to position the firm for long-term growth, increased operating leverage and significant free cash flow generation towards our near-term goal of $2.4 billion for the full year 2017.”

THIRD QUARTER FINANCIAL SUMMARY

Total revenue was $2.7 billion, similar to the prior year quarter driven primarily by 4% organic revenue growth in commissions and fees, offset by a 2% unfavorable impact from foreign currency translation and a 2% decrease in commissions and fees related to divestitures, net of acquisitions.

Total operating expenses were $2.3 billion, similar to the prior year quarter due primarily to a $50 million favorable impact from foreign currency translation, a $41 million decrease in expenses related to divestitures, net of acquisitions, and a $6 million decrease in intangible asset amortization from previous acquisitions, offset by an increase in expense to support 4% organic revenue growth, an unfavorable impact from the timing of certain compensation expenses, an increase in errors and omissions expenses, and $7 million of certain legacy information technology contract costs.

Depreciation expense increased $1 million to $57 million compared to the prior year quarter.

Intangible asset amortization expense decreased 8%, or $6 million, to $72 million compared to the prior year quarter, consisting of a $7 million decrease in HR Solutions and a $1 million increase in Risk Solutions.

Foreign currency exchange rates in the third quarter had a $0.02 per share, or $6 million pretax, favorable impact (+$9 million in Risk Solutions, -$4 million in HR Solutions, and +$1 million Unallocated) on GAAP net income and a $0.01 per share, or $3 million pretax, favorable impact (+$8 million in Risk Solutions, -$6 million in HR Solutions, and +$1 million Unallocated) on adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate used in the U.S. GAAP financial statements in the third quarter was 13.2%, compared to the prior year quarter of 14.0%. After adjusting to exclude the applicable tax impact associated with expenses for certain non-cash pension expenses, the adjusted effective tax rate for the third quarter of 2016 was 18.2% compared to 16.0% in the prior year quarter, driven primarily by changes in the geographic distribution of income and certain favorable discrete tax adjustments. The prior year quarter adjusted effective tax rate excludes the applicable tax impact associated with expenses related to certain legacy litigation. These adjustments are discussed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

Average diluted shares outstanding decreased to 269.6 million in the third quarter compared to 283.8 million in the prior year quarter. The Company repurchased 2.7 million Class A Ordinary Shares for approximately $300 million in the quarter. As of September 30, 2016, the Company had $3.0 billion of remaining authorization under its share repurchase program.

Cash flow from operations for the first nine months of 2016 increased 14%, or $180 million, to $1,475 million compared to the prior year period, primarily driven by lower pension contributions, an increase in net income, underlying working capital improvements, and lower cash tax payments.

Free cash flow, defined as cash flow from operations less capital expenditures, increased 24%, or $252 million, to $1,322 million for the first nine months of 2016 compared to the prior year period, driven by an increase in cash flow from operations and a $72 million decrease in capital expenditures. A reconciliation of free cash flow to cash flow from operations can be found on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 of this press release.

THIRD QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the third quarters of 2016 and 2015. The third quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin, which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings per Share” on page 12 of this press release.

RISK SOLUTIONS

					Less:
(millions)	Three Months Ended			Less:	Acquisitions,
Commissions, Fees and Other	Sep 30, 2016	Sep 30, 2015	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Retail	$1,377	$1,352	2%	(2)%	—%	4%
Reinsurance	332	331	—	(1)	—	1
Subtotal	$1,709	$1,683	2%	(2)%	1%	3%
Fiduciary Investment Income	6	6	—
Total Revenue	$1,715	$1,689	2%

Risk Solutions total revenue increased 2% compared to the prior year quarter driven by 3% organic growth in commissions and fees and a 1% increase in commissions and fees related to acquisitions, net of divestitures, partially offset by a 2% unfavorable impact from foreign currency translation.

Retail organic revenue increased 4% compared to the prior year quarter, reflecting organic revenue growth in both the Americas and International businesses. Americas organic revenue increased 5% driven by growth across all regions, highlighted by strong growth in Affinity and record new business generation and retention in US Retail. International organic revenue increased 2% driven by effective management of the renewal book portfolio in continental Europe and solid growth in New Zealand and across Asia.

Reinsurance organic revenue increased 1% compared to the prior year quarter due primarily to growth in net new business generation in treaty and growth in facultative placements, partially offset by an unfavorable market impact globally.

	Three Months Ended
(millions)	Sep 30, 2016	Sep 30, 2015	% Change
Revenue	$1,715	$1,689	2%
Expenses
Compensation and benefits	974	979	(1)
Other general expenses	411	386	6
Total operating expenses	1,385	1,365	1
Operating income	$330	$324	2%
Operating margin	19.2%	19.2%
Operating income - adjusted	$358	$351	2%
Operating margin - adjusted	20.9%	20.8%

Compensation and benefits for the third quarter decreased 1%, or $5 million, compared to the prior year quarter due primarily to a $20 million favorable impact from foreign currency translation, partially offset by an unfavorable impact from the timing of certain compensation expenses.

Other general expenses for the third quarter increased 6%, or $25 million, compared to the prior year quarter due primarily to an increase in expense to support 3% organic revenue growth in the quarter and a $9 million increase in errors and omissions expense, partially offset by a $14 million favorable impact from foreign currency translation.

Third quarter operating income increased 2% to $330 million compared to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income increased 2% to $358 million, and operating margin increased 10 basis points to 20.9%, each compared to the prior year quarter. The increase in adjusted operating margin was driven primarily by solid organic revenue growth of 3% and an 80 basis point favorable impact from foreign currency translation, partially offset by an unfavorable impact from the timing of certain compensation expenses and a 50 basis point unfavorable impact from higher errors and omissions expense.

HR SOLUTIONS

(millions)	Three Months Ended			Less:	Less: Acquisitions,
Commissions, Fees and Other	Sep 30, 2016	Sep 30, 2015	% Change	Currency Impact	Divestitures, Other	Organic Revenue
Consulting Services	$459	$460	—%	(3)%	—%	3%
Outsourcing	593	616	(4)	(1)	(8)	5
Intersegment	(11)	(12)	N/A	N/A	N/A	N/A
Subtotal	$1,041	$1,064	(2)%	(2)%	(4)%	4%
Fiduciary Investment Income	—	—	N/A
Total Revenue	$1,041	$1,064	(2)%

HR Solutions total revenue decreased 2% compared to the prior year quarter driven by a 4% decrease in commissions and fees resulting from net divestitures and a 2% unfavorable impact from foreign currency translation, partially offset by 4% organic growth in commissions and fees.

Organic revenue in Consulting increased 3% compared to the prior year quarter, driven by growth in retirement consulting for delegated investment consulting services and growth in communications consulting. Organic revenue in Outsourcing increased 5% compared to the prior year quarter, due primarily to strong growth in HR BPO for cloud-based solutions and for off-cycle enrollments and project-related work in health care exchanges, partially offset by an anticipated modest decline in benefits administration.

	Three Months Ended
(millions)	Sep 30, 2016	Sep 30, 2015	% Change
Revenue	$1,041	$1,064	(2)%
Expenses
Compensation and benefits	610	640	(5)
Other general expenses	297	290	2
Total operating expenses	907	930	(2)
Operating income	$134	$134	—%
Operating margin	12.9%	12.6%
Operating income - adjusted	$178	$185	(4)%
Operating margin - adjusted	17.1%	17.4%

Compensation and benefits for the third quarter decreased 5%, or $30 million, compared to the prior year quarter due primarily to a $31 million decrease in expenses related to net divestitures and a $10 million favorable impact from foreign currency translation, partially offset by an increase in expense to support 4% organic revenue growth.

Other general expenses for the third quarter increased $7 million compared to the prior year quarter due primarily to an increase in expense to support 4% organic revenue growth and $7 million of certain legacy information technology contract costs, partially offset by a $9 million decrease in expenses related to net divestitures, a $7 million decrease in intangible asset amortization from previous acquisitions, and a $6 million favorable impact from foreign currency translation.

Third quarter operating income was $134 million, similar to the prior year quarter. Adjusting for certain items detailed on page 12 of this press release, operating income decreased 4% to $178 million, and operating margin decreased 30 basis points to 17.1%, each compared to the prior year quarter. The decrease in adjusted operating margin was primarily driven by a 70 basis point unfavorable impact from certain legacy information technology contract costs, a 70 basis point unfavorable impact related to previous portfolio repositioning activity and a 20 basis point unfavorable impact from foreign currency translation, partially offset by solid organic revenue growth of 4%.

INCOME BEFORE INCOME TAXES

	Three Months Ended
(millions)	Sep 30, 2016	Sep 30, 2015	% Change
Risk Solutions	$330	$324	2%
HR Solutions	134	134	—
Unallocated expenses	(42)	(45)	(7)
Operating income	$422	$413	2%
Interest income	1	3	(67)
Interest expense	(70)	(72)	(3)
Other income	9	8	13
Income before income taxes	$362	$352	3%

Unallocated expenses for the third quarter decreased $3 million to $42 million compared to the prior year quarter. Interest income decreased $2 million to $1 million compared to the prior year quarter. Interest expense decreased $2 million to $70 million compared to the prior year quarter primarily due to a decline in costs related to certain derivative hedging programs which have expired. Other income in both the current and prior year quarter primarily includes gains on certain long term investments.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, October 28, 2016 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) is a leading global provider of risk management, insurance brokerage and reinsurance brokerage, and human resources solutions and outsourcing services. Through its more than 72,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via  innovative risk and people solutions. For further information on our capabilities and to learn how we empower results for clients, please visit: http://aon.mediaroom.com.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates, including negative yields in some jurisdictions, that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon's ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s  businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect of natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services;  the extent to which Aon manages risks associated with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon provides or will provide to clients; Aon’s ability to grow, develop and integrate companies or new lines of business that it acquires; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; and Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon's financial results, is contained in Aon's filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin, and adjusted earnings per share that exclude the effects of intangible asset amortization, capital expenditures, and certain other noteworthy items that affected results for the comparable periods.  Organic revenue includes the impact of intersegment and intrasegment activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between business units, fiduciary investment income, and reimbursable expenses. The impact of foreign exchange is determined by translating last year's revenue, expense or net income at this year's foreign exchange rates.  Reconciliations are provided in the attached appendices.  Supplemental organic revenue information and additional measures that exclude the effects of certain items noted above that do not affect net income or any other GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	Donna Mirandola
Senior Vice President, Investor Relations	Senior Director, External Communications - Americas
+44 (0) 20 7086 0100	312-381-1532

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
(millions, except per share data)	Sep 30, 2016	Sep 30, 2015	Percent Change	Sep 30, 2016	Sep 30, 2015	Percent Change
Revenue
Commissions, fees and other	$2,740	$2,736	—%	$8,288	$8,378	(1)%
Fiduciary investment income	6	6	—	16	16	—
Total revenue	2,746	2,742	—	8,304	8,394	(1)
Expenses
Compensation and benefits	1,611	1,644	(2)	4,948	4,980	(1)
Other general expenses	713	685	4	2,079	2,283	(9)
Total operating expenses	2,324	2,329	—	7,027	7,263	(3)
Operating income	422	413	2	1,277	1,131	13
Interest income	1	3	(67)	6	10	(40)
Interest expense	(70)	(72)	(3)	(212)	(205)	3
Other income	9	8	13	27	51	(47)
Income before income taxes	362	352	3	1,098	987	11
Income taxes (1)	48	49	(2)	177	155	14
Net income	314	303	4	921	832	11
Less: Net income attributable to noncontrolling interests	7	8	(13)	27	31	(13)
Net income attributable to Aon shareholders	$307	$295	4%	$894	$801	12%

Basic net income per share attributable to Aon shareholders	$1.15	$1.05	10%	$3.32	$2.83	17%
Diluted net income per share attributable to Aon shareholders	$1.14	$1.04	10	$3.30	$2.80	18
Weighted average ordinary shares outstanding - diluted	269.6	283.8	(5)%	271.0	285.9	(5)%

(1)   The effective tax rate was 13.2% and 14.0% for the three months ended September 30, 2016 and 2015, respectively, and 16.1% and 15.8% for the nine months ended September 30, 2016 and 2015, respectively.

Aon plc
Revenue (Unaudited)

	Three Months Ended				Nine Months Ended
(millions)	Sep 30, 2016	Sep 30, 2015	Percent Change	Organic Revenue Growth (1)	Sep 30, 2016	Sep 30, 2015	Percent Change	Organic Revenue Growth (1)
Commissions, Fees and Other
Risk Solutions	$1,709	$1,683	2%	3%	$5,418	$5,401	—%	3%
HR Solutions	1,041	1,064	(2)	4	2,902	3,013	(4)	3
Total Operating Segments	$2,750	$2,747	—%	4%	$8,320	$8,414	(1)%	3%
Fiduciary Investment Income
Risk Solutions	$6	$6	—%		$16	$16	—%
HR Solutions	—	—	N/A		—	—	N/A
Total Operating Segments	$6	$6	—%		$16	$16	—%
Total Revenue
Risk Solutions	$1,715	$1,689	2%		$5,434	$5,417	—%
HR Solutions	1,041	1,064	(2)		2,902	3,013	(4)
Intersegment	(10)	(11)	(9)		(32)	(36)	(11)
Total	$2,746	$2,742	—%		$8,304	$8,394	(1)%

(1)   Organic revenue includes the impact of intersegment and intrasegment activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between business units, fiduciary investment income, and reimbursable expenses. Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon plc
Segments (Unaudited)

Risk Solutions

	Three Months Ended			Nine Months Ended
(millions)	Sep 30, 2016	Sep 30, 2015	Percent Change	Sep 30, 2016	Sep 30, 2015	Percent Change
Revenue
Commissions, fees and other	$1,709	$1,683	2%	$5,418	$5,401	—%
Fiduciary investment income	6	6	—	16	16	—
Total revenue	1,715	1,689	2	5,434	5,417	—
Expenses
Compensation and benefits	974	979	(1)	3,115	3,050	2
Other general expenses	411	386	6	1,187	1,352	(12)
Total operating expenses	1,385	1,365	1	4,302	4,402	(2)
Operating income	$330	$324	2%	$1,132	$1,015	12%

Operating margin	19.2%	19.2%		20.8%	18.7%

HR Solutions

	Three Months Ended			Nine Months Ended
(millions)	Sep 30, 2016	Sep 30, 2015	Percent Change	Sep 30, 2016	Sep 30, 2015	Percent Change
Revenue
Commissions, fees and other	$1,041	$1,064	(2)%	$2,902	$3,013	(4)%
Fiduciary investment income	—	—	N/A	—	—	N/A
Total revenue	1,041	1,064	(2)	2,902	3,013	(4)
Expenses
Compensation and benefits	610	640	(5)	1,754	1,860	(6)
Other general expenses	297	290	2	872	904	(4)
Total operating expenses	907	930	(2)	2,626	2,764	(5)
Operating income	$134	$134	—%	$276	$249	11%

Operating margin	12.9%	12.6%		9.5%	8.3%

Total Operating Income (Loss)

	Three Months Ended			Nine Months Ended
(millions)	Sep 30, 2016	Sep 30, 2015	Percent Change	Sep 30, 2016	Sep 30, 2015	Percent Change
Risk Solutions	$330	$324	2%	$1,132	$1,015	12%
HR Solutions	134	134	—	276	249	11
Unallocated	(42)	(45)	(7)	(131)	(133)	(2)
Total operating income	$422	$413	2%	$1,277	$1,131	13%

Total operating margin	15.4%	15.1%		15.4%	13.5%

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow (Unaudited)

Organic Revenue (Unaudited)

	Three Months Ended
(millions)	Sep 30, 2016	Sep 30, 2015	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$814	$779	4%	(2)%	1%	5%
International	563	573	(2)	(2)	(2)	2
Total Retail brokerage	1,377	1,352	2	(2)	—	4
Reinsurance brokerage	332	331	—	(1)	—	1
Total Risk Solutions	1,709	1,683	2	(2)	1	3
HR Solutions Segment:
Consulting services	459	460	—	(3)	—	3
Outsourcing	593	616	(4)	(1)	(8)	5
Intrasegment	(11)	(12)	N/A	N/A	N/A	N/A
Total HR Solutions	1,041	1,064	(2)	(2)	(4)	4
Total Operating Segments	$2,750	$2,747	—%	(2)%	(2)%	4%

	Nine Months Ended
(millions)	Sep 30, 2016	Sep 30, 2015	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (2)
Commissions, Fees and Other
Risk Solutions Segment:
Retail brokerage
Americas	$2,352	$2,329	1%	(3)%	—%	4%
International	2,028	2,034	—	(3)	(1)	4
Total Retail brokerage	4,380	4,363	—	(3)	(1)	4
Reinsurance brokerage	1,038	1,038	—	(1)	—	1
Total Risk Solutions	5,418	5,401	—	(3)	—	3
HR Solutions Segment:
Consulting services	1,216	1,222	—	(3)	1	2
Outsourcing	1,703	1,819	(6)	(1)	(7)	2
Intrasegment	(17)	(28)	N/A	N/A	N/A	N/A
Total HR Solutions	2,902	3,013	(4)	(2)	(5)	3
Total Operating Segments	$8,320	$8,414	(1)%	(2)%	(2)%	3%

 Free Cash Flow (Unaudited)

	Nine Months Ended
(millions)	Sep 30, 2016	Sep 30, 2015	Percent Change
Cash Provided By Operating Activities	$1,475	$1,295	14%
Less: Capital Expenditures	(153)	(225)	(32)
Free Cash Flow (3)	$1,322	$1,070	24%
(1)   Currency impact is determined by translating last year's revenue at this year's foreign exchange rates.
(2)   Organic revenue includes the impact of intersegment and intrasegment activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between business units, fiduciary investment income, and reimbursable expenses.
(3)   Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended September 30, 2016				Nine Months Ended September 30, 2016
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,715	$1,041	$(10)	$2,746	$5,434	$2,902	$(32)	$8,304

Operating income (loss) - as reported	$330	$134	$(42)	$422	$1,132	$276	$(131)	$1,277
Intangible asset amortization	28	44	—	72	77	130	—	207
Pension Settlement	—	—	—	—	61	1	—	62
Operating income (loss) - as adjusted	$358	$178	$(42)	$494	$1,270	$407	$(131)	$1,546

Operating margins - as adjusted	20.9%	17.1%	N/A	18.0%	23.4%	14.0%	N/A	18.6%

	Three Months Ended September 30, 2015				Nine Months Ended September 30, 2015
(millions)	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total	Risk Solutions	HR Solutions	Unallocated Income & Expense	Total
Revenue	$1,689	$1,064	$(11)	$2,742	$5,417	$3,013	$(36)	$8,394

Operating income (loss) - as reported	$324	$134	$(45)	$413	$1,015	$249	$(133)	$1,131
Intangible asset amortization	27	51	—	78	83	154	—	237
Legacy Litigation	—	—	—	—	137	39	—	176
Operating income (loss) - as adjusted	$351	$185	$(45)	$491	$1,235	$442	$(133)	$1,544

Operating margins - as adjusted	20.8%	17.4%	N/A	17.9%	22.8%	14.7%	N/A	18.4%

	Three Months Ended September 30,		Nine Months Ended September 30,
(millions except per share data)	2016	2015	2016	2015
Operating income - as adjusted	$494	$491	$1,546	$1,544
Interest income	1	3	6	10
Interest expense	(70)	(72)	(212)	(205)
Other income	9	8	27	51

Income before income taxes - as adjusted	434	430	1,367	1,400
Income taxes (2)	79	69	246	249
Net income - as adjusted	355	361	1,121	1,151
Less: Net income attributable to noncontrolling interests	7	8	27	31
Net income attributable to Aon shareholders - as adjusted	$348	$353	$1,094	$1,120

Diluted earnings per share - as adjusted	$1.29	$1.24	$4.04	$3.92

Weighted average ordinary shares outstanding - diluted	269.6	283.8	271.0	285.9

(1)	Certain noteworthy items impacting operating income in 2016 and 2015 are described in this schedule. The items shown with the caption "as adjusted" are non-GAAP measures.

(2)
The effective tax rates used in the U.S. GAAP financial statements were 13.2% and 14.0% for the three months ended September 30, 2016 and 2015, respectively, and 16.1% and 15.8%, for the nine months ended September 30, 2016 and September 30, 2015, respectively. Reconciling items are generally taxed at the effective tax rate. However, after adjusting to exclude the applicable tax impact associated with non-cash pension expenses, the adjusted effective tax rates for the third quarter and first nine months of 2016 were 18.2% and 18.0%, respectively. After adjusting to exclude the applicable tax impact associated with expenses for legacy litigation, the adjusted effective tax rates for the third quarter and first nine months of 2015 were 16.0% and 17.8%, respectively.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	Sep 30, 2016	Dec 31, 2015
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$483	$384
Short-term investments	463	356
Receivables, net	2,391	2,734
Fiduciary assets (1)	8,710	9,932
Other current assets	424	329
Total Current Assets	12,471	13,735
Goodwill	8,452	8,448
Intangible assets, net	2,038	2,180
Fixed assets, net	738	765
Non-current deferred tax assets	278	234
Prepaid pension	711	1,033
Other non-current assets	564	592
Total Assets	$25,252	$26,987

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,477	$1,772
Short-term debt and current portion of long-term debt	250	562
Fiduciary liabilities	8,710	9,932
Other current liabilities	929	819
Total Current Liabilities	11,366	13,085
Long-term debt	5,910	5,138
Non-current deferred tax liabilities	36	37
Pension, other post-retirement and post-employment liabilities	1,687	1,795
Other non-current liabilities	759	769
Total Liabilities	$19,758	$20,824

EQUITY
Shareholders' Equity
Ordinary shares ($0.01 nominal value)	3	3
Additional paid-in capital	5,522	5,409
Retained earnings	3,702	4,117
Accumulated other comprehensive loss	(3,793)	(3,423)
Total Aon Shareholders' Equity	5,434	6,106
Noncontrolling interests	60	57
Total Equity	5,494	6,163
Total Liabilities and Equity	$25,252	$26,987

 (1)     Includes cash and short-term investments:  2016 - $3,780 million, 2015 - $3,394 million

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(millions)	Sep 30, 2016	Sep 30, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$921	$832
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses and investments, net	(41)	(29)
Depreciation of fixed assets	171	169
Amortization of intangible assets	207	237
Share-based compensation expense	228	239
Deferred income taxes	(7)	(83)
Change in assets and liabilities:
Fiduciary receivables	1,538	795
Short-term investments — funds held on behalf of clients	(438)	200
Fiduciary liabilities	(1,100)	(995)
Receivables, net	289	232
Accounts payable and accrued liabilities	(277)	(312)
Current income taxes	(29)	(69)
Pension, other post-retirement and other post-employment liabilities	(70)	(191)
Other assets and liabilities	83	270
CASH PROVIDED BY OPERATING ACTIVITIES	1,475	1,295

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investments	31	23
Purchases of investments	(47)	(3)
Net purchases of short-term investments — non-fiduciary	(108)	(9)
Acquisition of businesses, net of cash acquired	(198)	(26)
Proceeds from sale of businesses	104	54
Capital expenditures	(153)	(225)
CASH USED FOR INVESTING ACTIVITIES	(371)	(186)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(1,037)	(1,150)
Issuance of shares for employee benefit plans	(70)	(148)
Issuance of debt	2,729	3,494
Repayment of debt	(2,308)	(2,860)
Cash dividends to shareholders	(258)	(240)
Noncontrolling interests and other financing activities	(71)	(26)
CASH USED FOR FINANCING ACTIVITIES	(1,015)	(930)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	10	(155)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	99	24
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	384	374
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$483	$398